                                                                    EXHIBIT 23.3


                                      RHK
                      TELECOMMUNICATIONS INDUSTRY ANALYSIS

Mr. Morgan Hanlon
Morgan Stanley Dean Witter
1585 Broadway
New York, NY  10036

RHK grants Morgan Stanley Dean Witter permission to use the following quote for Advanced Switching Communications.

"ACCORDING TO RHK INC., THE LEADING TELECOM MARKET RESEARCH AND CONSULTING FIRM, THE MARKET FOR EDGE AGGREGATION IS FORECAST TO GROW FROM $3.7 BILLION IN 1999 TO $16.3 BILLION IN 2003, A CAGR OF GREATER THAN 44 PERCENT."

Regards,

/s/LEE KURNOFF
Lee Kurnoff
Marketing Manager



        601 GATEWAY BOULEVARD, SUITE 550, SOUTH SAN FRANCISCO, CA 94050 [ICON] +1.650.737.9600 [ICON] +1.650.737.9766 [ICON] WWW.RHK.COM